CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Enters into a Revolving Credit Facility with KeyBank for up to $250 Million of Availability

CINCINNATI, OH, December 26, 2012 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) on December 24, 2012, through Phillips Edison-ARC Shopping Center Operating Partnership, L.P. entered into a $40 million senior secured revolving credit facility with KeyBank National Association (“KeyBank”) with an accordion feature up to $250 million, subject to the terms and conditions of the facility. This credit facility may be used in conjunction with the existing $10 million unsecured line of credit the Company closed with KeyBank in July 2012.

The credit facility matures on December 24, 2015, with two 12-month extension options which, if exercised, would extend the maturity until December 2017. This facility will enable the Company to select loans that are priced at either LIBOR plus a margin ranging from 200 to 300 basis points depending on the Company’s overall leverage, or a base rate of the greater of (x) the prime rate announced by KeyBank from time to time or (y) the federal funds effective rate, plus a margin ranging from 100 to 200 basis points depending on the Company’s overall leverage.

The Company will use the credit facility to finance the acquisition of well-occupied grocery-anchored neighborhood shopping centers having a mix of national, credit worthy retailers selling necessity-based goods and services in strong demographics markets throughout the United States.  As of December 24, 2012, there were no borrowings outstanding under the credit facility.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of December 24, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 23 grocery-anchored shopping centers totaling 2,235,655 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.